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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT
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                                                  State of         Date of
Subsidiaries                                      Organization     Organization
------------                                      ------------     ------------

California Pizza Kitchen of Annapolis, Inc.       Maryland       September 1, 1993
California Pizza Kitchen of Illinois, Inc.        Illinois       January 7, 1986
     CPK I L.P.                                   Illinois       April 26, 1988
     CPK Water Tower L.P.                         Illinois       October 12, 1989
California Pizza Kitchen of Scottsdale, Inc.      Arizona        July 26, 1990
CPK Beverage, Inc.                                Texas          June 14, 1993
CPK Management Company                            California     June 30, 1999
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